SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                   Certification and Notice of Termination of
               Registration under Section 12(g) of the Securities
               Exchange Act of 1934 or Suspension of Duty to File
                                     Reports
        Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 000-13693


                       VININGS INVESTMENT PROPERTIES TRUST
             (Exact name of registrant as specified in its charter)

                        2839 Paces Ferry Road, Suite 1170
                                Atlanta, GA 30339
                                 (770) 984-9500

                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                      Common Shares of Beneficial Interest,
                    without par value (Title of each class of
                        securities covered by this Form)

                                      None
                   (Titles of all other classes of securities
                     for which a duty to file reports under
                         section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]      Rule 12h-3(b)(1)(ii)        [ ]
         Rule 12g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(2)(i)         [ ]
         Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(ii)        [ ]
         Rule 12g-4(a)(2)(ii)  [ ]      Rule 15d-6                  [ ]
         Rule 12h-3(b)(1)(i)   [ ]

                     Approximate number of holders of record
                   as of the certification or notice date: 40

     Pursuant to the requirements of the Securities Exchange Act of 1934, Vinings Investment Properties Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: September 17, 2001        VININGS INVESTMENT PROPERTIES TRUST,



                                By: /s/ Peter D. Anzo
                                   -------------------
                                Name: Peter D. Anzo
                                Title:   President and Chief Executive Officer